UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 28, 2011

NAUGATUCK VALLEY FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-167482	01-0969655
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

333 Church Street, Naugatuck, Connecticut	06770
(Address of principal executive offices)	(Zip Code)

(203) 720-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2011, the Board of Directors of Naugatuck Valley Financial Corporation (the “Company”) appointed Kevin A. Kennedy, CPA to the class of directors whose terms expire at the Company’s 2012 Annual Meeting of Shareholders.  On the same date, the Board of Directors of the Company’s wholly-owned subsidiary, Naugatuck Valley Savings and Loan (the “Bank”), also appointed Mr. Kennedy as a director of the Bank.  Mr. Kennedy was not appointed as a director pursuant to any arrangement or understanding between him and any other persons.

Mr. Kennedy has been named to serve on the Audit Committee of the Company’s Board of Directors.  The Company’s Board of Directors has determined that Mr. Kennedy is an “audit committee financial expert” as defined in Item 407 of SEC Regulation S-K.  As of the date of this Current Report, Mr. Kennedy is also expected to serve on the Nominating and Corporate Governance Committee of the Company’s Board of Directors.

There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Kennedy had or will have a direct or indirect material interest.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: Not applicable

(b)	Pro Forma Financial Information: Not applicable

(c)	Shell Company Transactions: Not applicable

(d)	Exhibits: Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NAUGATUCK VALLEY FINANCIAL CORPORATION

Date: September 30, 2011	By:	/s/ John C. Roman
John C. Roman
President and Chief Executive Officer